ASSET SALE & PURCHASE AGREEMENT

Dated December 11, 2013

THIS AGREEMENT is between

Party A: APOLO GOLD & ENERGY ASIA LIMITED (A WHOLLY OWNED SUBSIDIARY OF APOLO GOLD & ENERGY INC. a company incorporated under the laws of the State of Nevada, USA) with its address at 9th floor, Kam Chung Commercial Bldg, 19-21 Hennessy Road, Wanchai, Hong Kong. (“APOLO” or the “Company”),

And

Party B: ELEMENT RESOURCES INTERNATIONAL LIMITED (WHOLLY OWNED SUBSIDIARY OF YINFU GOLD CORPORATION) with its address at 2611, 26th floor, Office Tower Langham Place, 8 Argyle Street, Kowloon, Hong Kong. (“YINFU”)

WHEREAS,

(1) Party A has agreed to issue 6 million shares of APOLO to Party B to acquire Party B’s 70% of the assets of 3 mining claims of Party B; (the Business Assets”) located in Xinjiang, China, on the terms and subject to the conditions set forth herein and:

(2) Party B through investments, owns 70% of three tenements of exploration rights as follows,

(a) Gold Mine Reconnaissance in the West of Daqing Gerry River, Qinghe County,

Area : 7.91 Square Kilometers

Xinjiang Province. Certificate NO. T65120081202020895

Period of Validity: March 2, 2012 to March 27, 2014.

(b) Gold Mine Detailed Survey in the Northwest of Sensha Water Mountain, Heshuo

Area : 15.80 Square Kilometers

Country, Xinjiang Province. Certificate NO. T65120080202006459

Period of Validity: July 3, 2012 to July 3, 2015.

(c) Keler Nebrack Gold Mine Detailed Survey in Habar Country, Xinjiang Province.

Area 10.28 Square Kilometers

Certificate NO. T65120091102036631

Period of Validity: January 18, 2012 to February, 20, 2015.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, agreements, representations and warranties contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

SALE AND PURCHASE OF SHARES

1.1 On the basis of the representations herein contained and on the terms and subject to the conditions set forth herein, Party B hereby agrees to sell, assign, transfer convey and deliver to APOLO, the business assets amounting to 70% of the mining claims noted above, together with all of its rights, titles and interests in the business assets and all attendant or related assets, including, but not limited to: proprietary intellectual property, maps, documents, deeds, files, titles, patents, know- how and good-will, together with any other item, assets, products, files, records, documents, signatures, interests or rights pertaining to or relating to the Business Assets in keeping with the intentions and the spirit of this Agreement.

1.2 It is understood by the Parties that the 6 Million shares of APOLO so issued as payment for the business assets will be restricted shares as required by Rule 144 of the United States Securities and Exchange Act (the “Act” and shall display a restrictive legend as required by the United States Securities and Exchange Act,

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF YINFU

2.1 Authorization. APOLO, represented by Kelvin Chak, Chief Executive Officer of APOLO has full power, legal capacity and authority to enter into this Agreement and to consummate the transaction herein contemplated, and to perform all obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of APOLO, and this Agreement is enforceable with respect to Party B in accordance with its terms. Neither the execution and delivery of this Agreement, nor the compliance with any of the provisions hereof, will (a) conflict with or result in a breach of, violation of or default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, credit agreement or other agreement, document, instrument or obligation to which APOLO is a party or by which APOLO or any of its assets or properties may be bound or (b) violate any judgment, order, injunction, decree, statute, rule or regulation applicable to YINFU or the assets or properties of APOLO.

2.2 Legality of Shares. To the best of APOLO’s knowledge, the Common Shares, when delivered as provided in this Agreement, will be validly issued, fully paid and nonassessable. The Common Shares, upon sale, assignment, transfer and conveyance thereof, will not be subject to the preemptive right of any shareholder or any other person. Upon delivery of and payment for the Common Shares as set forth in this Agreement, Party B will receive title to the common shares thereto. Other than the Rule 144 restrictions required by the Securities and Exchange Commission the Common Shares are free and clear of all liens, encumbrances, charges and claims.

2.3 Compliance with Securities Laws.

a. No formal or informal investigation or examination by the Securities and Exchange Commission (the “Commission”) or by the securities administrator of any state is pending or threatened against APOLO.

b. Neither APOLO, nor any of its directors or officers, have been convicted of any felony or misdemeanor in connection with the sale or purchase of any security or involving the making of any false filing with the Commission.

c. APOLO is not subject to any order, judgment or decree of any court of competent jurisdiction temporarily, preliminarily or permanently restraining or enjoining such person from engaging in or continuing any conduct or practice in connection with the sale or purchase of any security or involving the making of any false filing with the Commission.

2.4 No undisclosed Issues or Liabilities. APOLO warrants that to the best of its knowledge there are no, issues that might tend to cause damage to APOLO or its shareholders, or state or federal regulatory problems of any description.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARTY B

3.1 Authorization. Party B has full power, legal capacity and authority to enter into this Agreement, to execute all attendant documents and instruments necessary to consummate the transaction herein contemplated, to purchase and acquire the Common Shares from APOLO and to perform all obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Party B and this Agreement is enforceable with respect to Party B, in accordance with its terms.

3.2 Information Regarding this Agreement and the Company. Party B has obtained such information regarding the financial position and prospects of APOLO, as Party B considers necessary or appropriate for the purpose of purchasing and acquiring the Common Shares from Party A pursuant to this Agreement.

3.3 Compliance with Securities Laws.

(a) No formal or informal investigation or examination by the Commission or by the securities administrator or legal authority of any state or jurisdiction within or outside of the United States, Canada, China or the British Virgin Islands, is pending or threatened against Party B or the assets.

(b) Neither Party B nor its officers or owners have been convicted of any felony or misdemeanor in connection with the sale or purchase of any security or involving the making of any false filing with in any jurisdiction.

(c) Party B is not subject to any order, judgment or decree of any court of competent jurisdiction temporarily, preliminarily or permanently restraining or enjoining them from engaging in or continuing any conduct or practice in connection with the sale or purchase of any security or involving the making of any false filing with in any jurisdiction.

3.4 Disclosure of Transference of Control of Shares

(a) Party B understands and accepts that certain legal and regulatory filings and disclosures will be required in order to properly and legally execute the transfer of control of the shares and assets. Such filings and disclosures may include, but not be limited to the filing of a Schedule 14C Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934 or a Form 8-K with the United States Securities and Exchange Commission,

(b) Party B will assist fully in the preparation and filing of all such required filings in order to fully insure that all required filings are executed and filed properly and in a timely manner.

3.5 Party B warrants that they shall deliver to APOLO all of its rights, titles and interests in the 3 claims of the company and the assets and all attendant or related assets, including, but not limited to: proprietary intellectual property, maps, documents, deeds, files, titles, patents, know-how and good-will, together with any other item, assets, products, files, records, documents, signatures, interests or rights pertaining to or relating to the Assets in keeping with the intentions and the spirit of this Agreement.

3.6 Party B warrants that all translations in English of all documents, as required by the US Securities Act shall be accurate legal translations and that any discrepancy between the original documentation and the English translation, the English translation shall take precedence.

ARTICLE IV

MISCELLANEOUS PROVISIONS

4.1 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and the heirs and personal representatives of each of them, but shall not confer, expressly or by implication, any rights or remedies upon any other party.

4.2 Confidentiality. The Parties agree that the terms and conditions of this agreement shall be kept strictly confidential and shall not reveal or divulge to any third party or entities other than for regulatory filings or tax purposes and/or pursuant to a court order. The parties further agree that any dissemination of this agreement shall not be made without prior written consent of the other party.

4.3 Governing Law. This Agreement is made and shall be governed in all respects, including validity, interpretation and effect, by the laws of Hong Kong.

4.4 Shares to Be Held In Escrow. The Parties agree that all shares issued, pursuant to the terms and conditions of this agreement, shall be issued as soon as practicable following the signing of this agreement, but all shares so issued SHALL BE HELD IN ESCROW and shall be deemed to be in the full control of the issuing party until the Closing.

4.5 Notices. All notices, requests or demands and other communications hereunder must be in writing and shall be deemed to have been duly made if personally delivered or mailed, postage prepaid, to the parties as follows:

(a) If to APOLO, APOLO GOLD & ENERGY ASIA LIMITED, 9th floor, Kam Chung Commercial Bldg, 19-21 Hennessy Road, Wanchai, Hong Kong.

(b) If to YINFU, Element Resources International Limited /Yinfu Gold Corporation ,2611, 26th floor, Office Tower, Langham Place, 8 Argyle Street, Kowloon, Hong Kong.

Either party hereto may change its address by written notice to the other party given in accordance with this Section 4.5.

4.6 Entire Agreement. This Agreement contains the entire agreement between the Parties and supersedes all prior agreements, understandings and writings between the Parties with respect to the subject matter hereof. Each party hereto acknowledges that no representations, inducements, promises or agreements, verbal or otherwise, have been made by either party, or anyone acting with authority on behalf of either party, which are not embodied herein, and that no other agreement, statement or promise may be relied upon or shall be valid or binding. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated verbally. This Agreement may be amended or any term hereof may be changed, waived, discharged or terminated by an agreement in writing signed by each of the parties hereto.

4.7 Captions and Headings. The article and section headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit or add to the meaning of any provision of this Agreement.

4.8 Attorneys’ Fees. In the event of any litigation between the parties hereto, the non-prevailing party shall pay the reasonable expenses, including the attorneys’ fees, of the prevailing party in connection therewith.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

ON BEHALF OF APOLO GOLD & ENERGY ASIA LIMITED :

/s/ Kelvin Chak
Designated Signing Authority Kelvin Chak President, CEO

ON BEHALF OF ELEMENT RESOURCES INTERNATIONAL LTD,

/s/ Lai Qionglin	/s/ Tsap Wai Ping
Lai Qionglin Director	Tsap Wai Ping, President

APPENDIX A

List of Assets

ON BEHALF OF

ELEMENT RESOURCES INTERNATIONAL LTD.

/s/ Lai Qionglin
Lai Qionglin Director